Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402
+1 612 766 7000 main
+1 612 766 1600 fax

March 2, 2021

Digi International Inc.

9350 Excelsior Blvd., Suite 700

Hopkins, Minnesota 55343

Ladies and Gentlemen:

We have acted as counsel to Digi International Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Registration Statement relates to the registration of an unlimited amount of shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), to be offered and sold from time to time by the Company pursuant to Rule 415 of the Securities Act. Any Common Shares are to be issued under the Restated Certificate of Incorporation of the Company, as amended from time to time (the “Certificate of Incorporation”).

As counsel for the Company, we are familiar with the Certificate of Incorporation and Amended and Restated By-Laws of the Company (the “By-Laws” and collectively with the Certificate of Incorporation, the “Governing Documents”), each as amended to the date hereof, and we have reviewed the Registration Statement and the proceedings taken by the Company in connection with the authorization of the Common Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that when (i) a prospectus supplement and any other offering material with respect to the Common Shares have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the issuance of the Common Shares, (iv) the Common Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such corporate action, and (v) certificates representing the Common Shares have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof or other persons entitled thereto (or in the case of Common Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such shares), then, upon the happening of such events, such Common Shares will be validly issued, fully paid and nonassessable.

Digi International Inc.

March 2, 2021

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Common Shares or Governing Documents are authorized, issued, executed, delivered or filed (as the case may be), (i) there will not have occurred any change in the law or in the Certificate of Incorporation or By-Laws affecting the authorization, issuance, execution, delivery, filing or validity of such Common Shares or Governing Documents, and (ii) no relevant corporate actions will have been modified or rescinded, (d) none of the particular terms of any Common Shares or Governing Documents established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution delivery or filing of any Common Shares or Governing Documents, nor the compliance by the Company with the terms of such Common Shares or Governing Documents, will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Common Shares will be issued in accordance with, and in compliance with any limitations on issuance contained in, the corporate action related thereto, (g) the Company will have received legally sufficient consideration for all Common Shares, (h) the Common Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Common Shares under the Governing Documents, (i) all certificates evidencing any Common Shares will be in the form required by law and approved for issuance by the Company, (j) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (the “DGCL”), and (k) the Common Shares will be duly registered on the books of the transfer agent and registrar thereof in the name and on behalf of the holders thereof.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Our opinions set forth herein are limited to the DGCL, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Shares or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Amy C. Seidel
Amy C. Seidel, Partner